Exhibit 99.1
Press Release
For Immediate Release
TRIDENT MICROSYSTEMS REPORTS RESULTS FOR
FIRST QUARTER ENDED MAR. 31, 2011
SUNNYVALE, Calif., May 3, 2011 — Trident Microsystems, Inc. (Nasdaq: TRID), a leader in high-performance semiconductor system solutions for the connected home, today announced results for its first quarter ended Mar. 31, 2011.
For the quarter, the company reported net revenues of $88.3 million, which compares with $118.6 million in the prior sequential quarter and $90.4 million in the quarter ended Mar. 31, 2010. On a generally accepted accounting principles (“GAAP”) basis, the company reported a net loss for the quarter of $40.8 million, or $0.23 per share. This compares with a net loss of $53.8 million, or $0.31 per share in the prior sequential quarter and a net loss of $8.8 million, or $0.07 per share, in the quarter ended Mar 31, 2010.
Non-GAAP Results
Non-GAAP net loss for the quarter was $22.4 million, or $0.13 per share, which compares with a non-GAAP net loss of $25.4 million, or $0.15 per share, in the prior sequential quarter and a non-GAAP net loss of $26.4 million, or $0.20 per share, in the quarter ended Mar. 31, 2010. A detailed reconciliation between GAAP and non-GAAP net income (loss) is provided as a supplement to the attached financial statements.
Philippe Geyres, Trident’s interim chief executive officer and board member, said, “Overall results for the first quarter were in line with our guidance and consistent with the challenging outlook we have described for the first half of 2011. Revenue in the quarter was slightly better than expected as some orders were pulled-in because of global supply chain concerns. In the second quarter, we expect revenue to decline further, but offset with previously announced spending reductions, resulting in a bottom line similar to the first quarter.”
Mr. Geyres continued, “Over the past quarter, I have had the opportunity to meet with most of our key customers and employees. Two themes are very clear: First, customers recognize Trident’s leadership in connectivity and picture quality and want Trident to regain its momentum. Second, after a detailed review of our product roadmaps and design-in activities, we continue to expect significant revenue growth and positive EBITDA in the second half of 2011, which also positions us for growth in 2012.”

Q1 Highlights
•	In January 2011, the company announced that it has licensed certain of its MEMC patents to Morningstar Semiconductor as part of an ongoing program to monetize Trident’s large patent portfolio.
•	In March 2011, Trident announced that its set-top box system-on-chips (SoCs) are powering one of the first trial deployments of Next Generation Broadcasting (NGB) in China. This reaffirms Trident’s commitment to bring the best multimedia experiences to the China region and highlights how its leading set-top box SoCs are NGB-ready today with the right specifications, core technology, cost structure and support for the Android operating system.
•	The company announced in March 2011 that Haier has selected the HiDTV Pro-SXL™ SoC to power its new line of multimedia-rich Internet TVs to be sold in Europe starting in mid-2011. The HiDTV Pro-SXL solution, which is being rapidly adopted by leading TV manufacturers around the globe, is a fully integrated digital TV SoC that features internet connectivity, 2D-3D conversion, worldwide digital television standards support, and spectacular picture quality through Trident’s second-generation Enhanced Super Resolution (ESR) technology.
•	Also in March, Trident announced that its HiDTV Pro-SA1 SoC has been designed into Hisense’s newest line of affordable and feature- rich Smart-TVs for the Japanese market. Representing the first Hisense-branded TV to be sold in Japan, the new Hisense Smart-TVs takes advantage of Trident’s low cost, exceptional picture quality, internet-ready platform, and support for the Japanese ARIB digital TV (DTV) standard.
Outlook
The company’s outlook for any period is based on current expectations and is subject to various factors, including those set forth in the Forward-Looking Information statement below. Actual results may differ materially. For the quarter ending June 30, 2011, the company offered the following guidance:
•	Net revenues are expected to be in the range of $70 million to $75 million.
•	Non-GAAP gross margins are expected to be in the range of 32% to 34%.
•	Non-GAAP operating expenses are expected to be in the range of $45 million to $48 million, with research and development expenses in the range of $32 million to $34 million and selling, general and administrative expenses in the range of $13 million to $14 million.
•	Non-GAAP operating loss is expected to be in the range of $21 million to $24 million.
•	Provision for income taxes is expected to be approximately $1 million.
•	Adjustments to GAAP net income are expected to be in the range of $12 million to $14 million, including cash restructuring charges in the range of $3 million to $5 million.
•	Cash balance as of the end of the quarter is expected to be in the range of $30 million to $40 million. The company expects to maintain quarter-ending cash balances approximately in this range for the remainder of the year.

Investor Conference Call
Date: Tuesday, May 3, 2011
Time: 2:00 p.m. Pacific Tim e (5:00 p.m. Eastern Time)
Domestic Dial-In: 866-831-6270
International Dial-In: 617-213-8858
Passcode: 45088293
A replay of the conference call will be available for two weeks following the call and will be accessible by calling 888-286-8010 (domestic) or +1-617-801-6888 (international) using access code 98943956. This call is being webcast by Thomson/CCBN and can be accessed at Trident’s web site at: http://www.tridentmicro.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Use of Non-GAAP Financial Information
To supplement the consolidated financial results prepared under GAAP, Trident uses a non-GAAP conforming, or non-GAAP, measure of net income (loss) that is GAAP net income (loss) adjusted to exclude certain costs, expenses and gains. Non-GAAP net loss, non-GAAP gross margin and non-GAAP expenses give an indication of Trident’s baseline performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. In addition, these non-GAAP measures as a percentage of net revenues are used to identify key trends in performance and measure key results against objectives. These non-GAAP measures are among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. Trident computes non-GAAP net income (loss) by adjusting GAAP net income (loss) for acquisition-related expenses, stock-based compensation expense, expenses related to the stock option investigation and related matters, legal settlements, restructuring charges, expenses related to software license fees, amortization and impairment of intangible assets from acquisitions, impairment loss, backlog amortization, capital gains and losses and dividend income. A detailed reconciliation between net loss on a GAAP basis and non-GAAP net income (loss) is provided in an attached table.
Forward-Looking Information
This press release contains forward-looking statements, including statements regarding financial expectations for the second quarter of fiscal year 2011, expected restructuring activity, and our outlook for the second half of 2011. The forward-looking statements made above are subject to certain risks and uncertainties, and actual results could vary materially depending on a number of factors. These risks include, in particular, our ability to realize the benefits from our acquisition of product lines and IP from NXP, our ability to reduce expenses, the timing of new product introductions, the ability to obtain design wins among major OEMs for Trident’s products, the availability of wafers from our suppliers, and competitive pressures, including pricing and competitors’ new product introductions, the impact of the uncertain global macroeconomic environment, the increasingly competitive TV and Set Top Box semiconductor markets and our ability to retain key employees globally. Additional factors that may affect Trident’s business are described in detail in Trident’s filings with the Securities and Exchange Commission available at http://www.sec.gov.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, is a leading force in the digital home entertainment market, delivering an extensive range of platform solutions that enhance the consumer experience in the Connected Home. As one of the top-three semiconductor providers to both the TV and set-top box markets, Trident’s solutions can be found in the products of leading OEMs and channel partners worldwide. For further information about Trident and its products, please consult the Company’s web site: www.tridentmicro.com.

NOTE: Trident is a trademark of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
TRID-IR
For More Information
John Swenson
Treasurer and Director, Investor Relations
Tel: 408-962-8252
Email: john.swenson@tridentmicro.com
Web site: http://www.tridentmicro.com

TRIDENT MICROSYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2011	2010	2010
Net revenues	$88,333	$118,578	$90,404

Cost of revenues	68,456	95,872	76,618

Gross profit	19,877	22,706	13,786
% of net revenues	22.5%	19.1%	15.2%

Research and development expenses	35,859	43,575	37,065
% of net revenues	40.6%	36.7%	41.0%

Selling, general and administrative expenses	19,864	17,278	20,136
% of net revenues	22.5%	14.6%	22.3%

Restructuring charges	4,725	13,095	8,395
% of net revenues	5.3%	11.0%	9.3%

Operating loss	(40,571)	(51,242)	(51,810)
% of net revenues	(45.9)%	(43.2)%	(57.3)%
Loss on investment	—	—	(209)
Gain on acquisition	—	—	43,402
Interest and other income (expense), net	853	(1,660)	564

Loss before income taxes	(39,718)	(52,902)	(8,053)
% of net revenues	(45.0)%	(44.6)%	(8.9)%
Provision for (benefit from) income taxes	1,055	877	726
% of net revenues	1.2%	0.7%	0.8%

Net loss	($40,773)	($53,779)	($8,779)

% of net revenues	(46.2)%	(45.4)%	(9.7)%

Basic and diluted net loss per share	($0.23)	($0.31)	($0.07)
Shares used in basic and diluted per share computation	175,502	174,772	129,969

TRIDENT MICROSYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands)	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$69,656	$93,224
Accounts receivable, net	43,234	62,328
Accounts receivable from related parties	5,839	7,337
Inventories	13,222	23,025
Note receivable from related party	20,884	20,884
Prepaid expenses and other current assets	20,688	18,330

Total current assets	173,523	225,128

Property and equipment, net	32,876	31,566
Intangible assets, net	71,212	82,921
Other assets	38,355	31,326

Total assets	$315,966	$370,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,295	$7,828
Accounts payable to related parties	16,539	26,818
Accrued expenses and other current liabilities	64,389	79,305
Income taxes payable	4,014	2,077

Total current liabilities	101,237	116,028
Long-term income taxes payable	25,850	25,476
Deferred income tax liabilities	200	200
Other long-term liabilities	3,585	4,933

Total liabilities	130,872	146,637

Stockholders’ equity
Preferred stock	—	—
Common stock	178	177
Additional paid-in capital	436,387	434,825
Accumulated deficit	(251,471)	(210,698)

Total stockholders’ equity	185,094	224,304

Total liabilities and stockholders’ equity	$315,966	$370,941

TRIDENT MICROSYSTEMS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

		Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2011	2010	2010
GAAP Gross profit	$19,877	$22,706	$13,786
Amortization of acquisition-related intangible assets (1)	9,117	9,407	10,219
Stock-based compensation expense (2)	88	100	104
Impairment of intangible assets other than goodwill (3)	—	761	1,100

Non-GAAP Gross profit	$29,082	$32,974	$25,209

% of Net revenues	32.9%	27.8%	27.9%

GAAP Research and development expenses (R&D)	$35,859	$43,575	$37,065
Amortization of acquisition-related intangible assets (1)	(696)	(734)	(485)
Stock-based compensation expense (2)	(726)	(927)	(880)
Impairment of intangible assets other than goodwill (3)	(698)	—	(129)

Non-GAAP Research and development expenses	$33,739	$41,914	$35,571

% of Net revenues	38.2%	35.3%	39.3%

GAAP Selling, general and administrative expenses (SG&A)	$19,864	$17,278	$20,136
Amortization of acquisition-related intangible assets (1)	(1,198)	(1,268)	(755)
Stock-based compensation expense (2)	(901)	(1,124)	320
Stock options related professional fees (4)	(211)	(989)	524
Acquisition-related expenses (5)	(18)	44	(4,358)

Non-GAAP Selling, general and administrative expenses	$17,536	$13,941	$15,867

% of Net revenues	19.9%	11.8%	17.6%

GAAP Operating Loss	$(40,571)	$(51,242)	$(51,810)
Total of above adjustments to Gross profit, R&D and SG&A	13,653	15,266	17,186
Restructuring Charges (6)	4,725	13,095	8,395

Non-GAAP Operating Loss	$(22,193)	$(22,881)	$(26,229)

% of Net revenues	-25.1%	-19.3%	-29.0%

GAAP Net loss	$(40,773)	$(53,779)	$(8,779)
Total operating loss adjustments	18,378	28,361	25,581
(Gain) loss on investment (8)	—	—	209
(Gain) on acquisition (7)	—	—	(43,402)

Non-GAAP Net loss	$(22,395)	$(25,418)	$(26,391)

% of Net revenues	-25.4%	-21.4%	-29.2%

GAAP basic and diluted net loss per share	$(0.23)	$(0.31)	$(0.07)

GAAP shares — basic and dilutive	175,502	174,772	129,969

(1)	Amortization of acquisition-related intangible assets represents the amortization of identifiable intangible assets. Management deemed that these acquisition-related charges are not related to Trident’s core operating performance and it is appropriate to exclude those charges from Trident’s non-GAAP financial measures, as it enhances the ability of investors to compare Trident’s period-over-period operating results.

(2)	Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. This is non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Trident’s control. Hence, management excludes this item from the non-GAAP financial measures.

(3)	Charges for impairment of goodwill and intangible assets incurred as a result of their carrying value exceeding the fair value. Management believes that these charges are not directly associated with the Company’s core operating performance.

(4)	Stock options related professional fees are excluded from the non-GAAP net loss calculation. Management believes that these professional fees are not related to the Company’s ongoing business and operating performance of Trident.

(5)	Acquisition-related expenses represent external costs incurred in connection with our acquisition, which we generally would not have incurred in the normal course of business.

(6)	Management believes that restructuring charges are not directly associated with the Company’s core operating performance.

(7)	The purchase price allocation assigned $43.4 million to gain on acquisition.

Management believes that gain on acquisition is not related to the ongoing business and operating performance of Trident.

(8)	Management believes that (Gain) loss on investments are not related to the ongoing business and operating performance of Trident.